Exhibit 23.1
June 30, 2008
Agria Corporation
M&C, Corporate Services Limited,
PO Box 309GT, Ugland House,
South Church Street, George Town
Grand Cayman, Cayman Islands
Ladies and Gentlemen:
We hereby consent to the use of our name under the captions “Regulations” and “Item 7. Major Shareholders and Related Party Transactions” included in the registration statement on 20-F, originally filed by Agria Corporation on June 30, 2008, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,
/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices